Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Justin Schoenberg	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4234	510.628.4534
jschoenberg@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES FIRST QUARTER 2024 RESULTS

●	1Q24 EPS of $1.04 versus $0.94 in 1Q23
●	1Q24 Net Income of $36.1 million versus $34.0 million in 1Q23
●	1Q24 Consolidated Operating Income of $36.9 million versus $38.7 million in 1Q23
●	1Q24 EBITDA of $82.8 million versus $81.7 million in 1Q23
●	Repurchased approximately 0.4 million shares in 1Q24
●	Raising outlook for Full Year 2024 Consolidated Operating Income

HONOLULU, Hawaii (April 30, 2024) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $36.1 million, or $1.04 per diluted share, for the quarter ended March 31, 2024. Net income for the quarter ended March 31, 2023 was $34.0 million, or $0.94 per diluted share. Consolidated revenue for the first quarter 2024 was $722.1 million compared with $704.8 million for the first quarter 2023.

Matt Cox, Matson’s Chairman and Chief Executive Officer, commented, “We are off to a solid start for the year with Ocean Transportation performing better than expected and Logistics meeting expectations in the first quarter. Within Ocean Transportation, our China service experienced healthy demand coming out of a more traditional post-Lunar New Year period with a gradual recovery of volume after factories reopened and workers returned compared to a more accelerated increase in volume experienced post-Lunar New Year last year. In our domestic ocean tradelanes, we achieved a comparable level of demand in Guam as compared to 2023, and we saw modestly lower year-over-year volumes in Hawaii and Alaska primarily due to lower general demand and an additional northbound sailing in the year ago period, respectively. Logistics operating income in the first quarter declined year-over-year due to continued market softness in transportation brokerage.”

Mr. Cox added, “Currently in the Transpacific marketplace, we continue to see steady U.S. consumer demand, which we expect to lead to improving demand for Matson’s CLX and MAX services in 2024 as compared to 2023. Absent a significant change in the trajectory of the U.S. economy, we expect trade demand dynamics across most of our domestic tradelanes in 2024 to be comparable to 2023 as consumer-related spending is expected to remain largely stable. For Ocean Transportation in 2024, we expect operating income to be higher than the prior year’s result and higher than the previous outlook. For Logistics in 2024, we continue to expect challenging business conditions for transportation brokerage and expect lower year-over-year operating income. As such, we now expect full year consolidated operating income to be modestly higher than the level achieved in 2023.”

First Quarter 2024 Discussion and Outlook for 2024

Ocean Transportation: The Company’s container volume in the Hawaii service in the first quarter 2024 was 1.7 percent lower year-over-year. The decrease was primarily due to lower general demand. According to UHERO’s most recent forecast report1, the Hawaii economy is projected to grow modestly supported by low unemployment and an increase in construction activity and jobs for large federal and state projects as well as home building on Oahu. Visitor arrivals are projected to increase modestly as the tourism industry continues to recover from the Maui wildfires last year in addition to the continued gradual return of international visitors. The Company expects volume in 2024 to approach the level achieved in 2023, reflecting modest economic growth in Hawaii and stable market share.

In China, the Company’s container volume in the first quarter 2024 decreased 4.0 percent year-over-year. The decrease was primarily due to a more traditional post-Lunar New Year period with a gradual recovery of volume after factories reopened and workers returned compared to a more accelerated increase in volume experienced post-Lunar New Year last year. The Company achieved higher freight rates in the first quarter 2024 as compared to the year ago period. Currently in the Transpacific marketplace, the Company continues to see steady U.S. consumer demand, which it expects to lead to improving demand for its CLX and MAX services in 2024 as compared to 2023. The Company also expects average freight rates in 2024 to be higher than the levels achieved in 2023.

In Guam, the Company’s container volume in the first quarter 2024 was flat year-over-year. In the near-term, the Company expects continued improvement in the Guam economy with a low unemployment rate and a modest increase in tourism. For 2024, the Company expects volume to approximate the level achieved last year.

In Alaska, the Company’s container volume for the first quarter 2024 decreased 5.1 percent year-over-year primarily due to one less northbound sailing. In the near-term, the Company expects continued economic growth in Alaska supported by a low unemployment rate, jobs growth and lower levels of inflation. For 2024, the Company expects volume to approximate the level achieved last year.

The contribution in the first quarter 2024 from the Company’s SSAT joint venture investment was $0.4 million, or $2.2 million higher than the first quarter 2023. The increase was primarily due to higher lift volume. For 2024, the Company expects the contribution from SSAT to be higher than the levels achieved in 2023 due to an expected increase in lift volumes.

As a result of first quarter performance and the outlook trends noted above, the Company expects full year 2024 Ocean Transportation operating income to be higher than the $294.8 million achieved in 2023 and higher than the previous outlook. In the second quarter 2024, the Company expects Ocean Transportation operating income to be moderately higher than the level achieved in the second quarter 2023.

Logistics: In the first quarter 2024, operating income for the Company’s Logistics segment was $9.3 million, or $1.6 million lower compared to the level achieved in the first quarter 2023. The decrease was primarily due to continued market softness in transportation brokerage. For 2024, the Company expects challenging business conditions for transportation brokerage and expects operating income to be lower than the $48.0 million achieved in 2023. In the second quarter 2024, the Company expects operating income to be lower than the level achieved in the second quarter 2023.

Consolidated Operating Income: For full year 2024, the Company expects consolidated operating income to be modestly higher than the $342.8 million achieved in 2023 and expects comparable seasonality to the prior year. For the second quarter 2024, the Company expects consolidated operating income to be modestly higher than the $96.7 million achieved in the second quarter 2023.

Depreciation and Amortization: For the full year 2024, the Company expects depreciation and amortization expense to be approximately $180 million, inclusive of dry-docking amortization of approximately $27 million.

Interest Income: The Company expects interest income for the full year 2024 to be approximately $45 million. The increase in expected interest income from the prior outlook is due to the receipt on April 19, 2024 of $10.2 million in interest income earned on the federal tax refund related to the Company’s 2021 federal tax return.

1 UHERO report dated February 23, 2024: https://uhero.hawaii.edu/wp-content/uploads/2024/02/24Q1_Forecast.pdf

Interest Expense: The Company expects interest expense for the full year 2024 to be approximately $8 million.

Other Income (Expense): The Company expects full year 2024 other income (expense) to be approximately $7 million in income, which is attributable to the amortization of certain components of net periodic benefit costs or gains related to the Company’s pension and post-retirement plans.

Income Taxes: In the first quarter 2024, the Company’s effective tax rate was 20.3 percent. For the full year 2024, the Company expects its effective tax rate to be approximately 22.0 percent.

Capital and Vessel Dry-docking Expenditures: For the first quarter 2024, the Company made capital expenditure payments excluding vessel construction expenditures of $54.2 million, capitalized vessel construction expenditures of $1.1 million, and dry-docking payments of $5.2 million. For the full year 2024, the Company expects to make other capital expenditure payments, including maintenance capital expenditures, of approximately $110 to $120 million, new vessel construction expenditures (including capitalized interest and owner’s items) of approximately $75 million, LNG installations and reengining on existing vessels of approximately $70 to $80 million, and dry-docking payments of approximately $35 million.

Results By Segment

Ocean Transportation — Three months ended March 31, 2024 compared with 2023

	Three Months Ended March 31,
(Dollars in millions)	2024	2023	Change
Ocean Transportation revenue	$579.0	$551.0	$28.0	5.1%
Operating costs and expenses	(551.4)	(523.2)	(28.2)	5.4%
Operating income	$27.6	$27.8	$(0.2)	(0.7)%
Operating income margin	4.8%	5.0%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	34,600	35,200	(600)	(1.7)%
Hawaii automobiles	6,400	9,400	(3,000)	(31.9)%
Alaska containers	18,800	19,800	(1,000)	(5.1)%
China containers	28,900	30,100	(1,200)	(4.0)%
Guam containers	4,900	4,900	—	—%
Other containers (2)	3,600	4,100	(500)	(12.2)%

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue increased $28.0 million, or 5.1 percent, during the three months ended March 31, 2024, compared with the three months ended March 31, 2023. The increase was primarily due to higher freight rates in China and the domestic tradelanes, partially offset by lower volume in China, Hawaii, and Alaska, and lower fuel-related surcharge revenue.

On a year-over-year FEU basis, Hawaii container volume decreased 1.7 percent primarily due to lower general demand; Alaska volume decreased 5.1 percent primarily due to one less northbound sailing; China volume was 4.0 percent lower primarily due to a more traditional post-Lunar New Year period with a gradual recovery of volume after factories reopened and workers returned compared to a more accelerated increase in volume experienced post-Lunar New Year last year; Guam volume was flat; and Other containers volume decreased 12.2 percent.

Ocean Transportation operating income decreased $0.2 million, or 0.7 percent, during the three months ended March 31, 2024, compared with the three months ended March 31, 2023. The decrease was primarily due to higher vessel operating costs, including fuel-related expenses, and the timing of fuel-related surcharge collections, partially offset by higher freight rates in China.

The Company’s SSAT terminal joint venture investment contributed $0.4 million during the three months ended March 31, 2024, compared to a loss of $1.8 million during the three months ended March 31, 2023. The increase was primarily driven by higher lift volume.

Logistics — Three months ended March 31, 2024 compared with 2023

	Three Months Ended March 31,
(Dollars in millions)	2024	2023	Change
Logistics revenue	$143.1	$153.8	$(10.7)	(7.0)%
Operating costs and expenses	(133.8)	(142.9)	9.1	(6.4)%
Operating income	$9.3	$10.9	$(1.6)	(14.7)%
Operating income margin	6.5%	7.1%

Logistics revenue decreased $10.7 million, or 7.0 percent, during the three months ended March 31, 2024, compared with the three months ended March 31, 2023. The decrease was primarily due to lower revenue in transportation brokerage.

Logistics operating income decreased $1.6 million, or 14.7 percent, during the three months ended March 31, 2024, compared with the three months ended March 31, 2023. The decrease was primarily due to a lower contribution from transportation brokerage.

Liquidity, Cash Flows and Capital Allocation

Matson’s Cash and Cash Equivalents decreased by $108.1 million from $134.0 million at December 31, 2023 to $25.9 million at March 31, 2024. As of March 31, 2024, the Company’s Capital Construction Fund had a balance of $606.8 million consisting of cash and cash equivalents and investments in fixed-rate U.S. Treasuries. Matson generated net cash from operating activities of $36.6 million during the three months ended March 31, 2024, compared to $96.7 million during the three months ended March 31, 2023. Capital expenditures totaled $55.3 million for the three months ended March 31, 2024, compared with $35.9 million for the three months ended March 31, 2023. Total debt decreased by $10.1 million during the three months to $430.5 million as of March 31, 2024, of which $390.8 million was classified as long-term debt.2 As of March 31, 2024, Matson had available borrowings under its revolving credit facility of $644.2 million.

During the first quarter 2024, Matson repurchased approximately 0.4 million shares for a total cost of $48.9 million. As of the end of the first quarter 2024, there were approximately 2.0 million shares remaining in the Company’s share repurchase program. Matson’s Board of Directors also declared a cash dividend of $0.32 per share payable on June 6, 2024 to all shareholders of record as of the close of business on May 9, 2024.

On April 19, 2024, Matson received a federal tax refund related to the Company’s 2021 federal tax return of $118.6 million as well as $10.2 million in interest income earned on the tax refund.

2 Total debt is presented before any reduction for deferred loan fees as required by GAAP.

Teleconference and Webcast

A conference call is scheduled on April 30, 2024 at 4:30 p.m. ET when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Executive Vice President and Chief Financial Officer, will discuss Matson’s first quarter results.

Date of Conference Call:	Tuesday, April 30, 2024
Scheduled Time:	4:30 p.m. ET / 1:30 p.m. PT / 10:30 a.m. HT

The conference call will be broadcast live along with an additional slide presentation on the Company’s website at www.matson.com, under Investors.

Participants may register for the conference call at:

https://register.vevent.com/register/BI7848e398977d44feb1ab2582b428fff1

Registered participants will receive the conference call dial-in number and a unique PIN code to access the live event. While not required, it is recommended you join 10 minutes prior to the event starting time. A replay of the conference call will be available approximately two hours after the event by accessing the webcast link at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services. Matson provides a vital lifeline of ocean freight transportation services to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia. Matson also operates premium, expedited services from China to Long Beach, California, provides service to Okinawa, Japan and various islands in the South Pacific, and operates an international export service from ports in Alaska to Asia. The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout North America and Asia. Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, supply chain management, and freight forwarding to Alaska. Additional information about the Company is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and the information to be discussed in the conference call include non-GAAP measures. While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period. These non-GAAP measures include, but are not limited to, Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”).

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding outlook; operating income; depreciation and amortization, including dry-docking amortization; interest income; interest expense; other income (expense); tax rate; capital and vessel dry-docking expenditures; cash flow expectations and uses of cash and cash flows; volume, freight rates and demand; seasonality trends; consumer demand; consumer-related spending; trade dynamics; economic growth and drivers in Hawaii, Alaska and Guam; market share; tourism levels; recovery from the Maui wildfires; unemployment rates; job growth; construction activity; inflation levels; contribution from and lift volume at SSAT; business conditions for transportation brokerage; vessel transit times; timing of liquified natural gas installations on certain vessels; refleeting initiatives; timing and amount of milestone payments and related costs; and the timing, manner and volume of repurchases of common stock pursuant to the repurchase program. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to repeal, substantial amendment or waiver of the Jones Act or changes in its application, or the Company were determined not to be a United States citizen under the Jones Act; changes in macroeconomic conditions, geopolitical developments, or governmental policies; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; new or increased competition; our relationship with customers and vendors and changes in related agreements; fuel prices, our ability to collect fuel-related surcharges and/or the cost or limited availability of required fuels; evolving regulations and stakeholder expectations related to sustainability matters; timely or successful completion of fleet upgrade initiatives; the Company’s vessel construction agreements with Philly Shipyard; the occurrence of weather, natural disasters, maritime accidents, spill events and other physical and operating risks; transitional and other risks arising from climate change; actual or threatened health epidemics, outbreaks of disease, pandemics or other major health crises; significant operating agreements and leases that may not be renewed/replaced on favorable or acceptable terms; any unanticipated dry-docking or repair costs; joint venture relationships; conducting business in foreign shipping markets, including the imposition of tariffs or a change in international trade policies; any delays or cost overruns related to the modernization of terminals; war, actual or threatened terrorist attacks, efforts to combat terrorism and other acts of violence; consummating and integrating acquisitions; work stoppages or other labor disruptions caused by our unionized workers and other workers or their unions in related industries; loss of key personnel or failure to adequately manage human capital; the use of our information technology and communication systems and cybersecurity attacks; changes in our credit profile, disruptions of the credit markets, changes in interest rates and our future financial performance; our ability to access the debt capital markets; continuation of the Title XI and CCF programs; costs to comply with and liability related to numerous safety, environmental, and other laws and regulations; and disputes, legal and other proceedings and government inquiries or investigations. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2023 and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended
	March 31,
(In millions, except per share amounts)	2024	2023
Operating Revenue:
Ocean Transportation	$579.0	$551.0
Logistics	143.1	153.8
Total Operating Revenue	722.1	704.8

Costs and Expenses:
Operating costs	(612.2)	(597.5)
Income (Loss) from SSAT	0.4	(1.8)
Selling, general and administrative	(73.4)	(66.8)
Total Costs and Expenses	(685.2)	(666.1)

Operating Income	36.9	38.7
Interest income	8.8	8.2
Interest expense	(2.2)	(4.5)
Other income (expense), net	1.8	1.8
Income before Taxes	45.3	44.2
Income taxes	(9.2)	(10.2)
Net Income	$36.1	$34.0

Basic Earnings Per Share	$1.05	$0.94
Diluted Earnings Per Share	$1.04	$0.94

Weighted Average Number of Shares Outstanding:
Basic	34.4	36.1
Diluted	34.6	36.3

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(In millions)	2024	2023
ASSETS
Current Assets:
Cash and cash equivalents	$25.9	$134.0
Other current assets	486.1	468.3
Total current assets	512.0	602.3
Long-term Assets:
Investment in SSAT	85.2	85.5
Property and equipment, net	2,115.7	2,089.9
Goodwill	327.8	327.8
Intangible assets, net	172.5	176.4
Capital Construction Fund	606.8	599.4
Other long-term assets	399.9	413.3
Total long-term assets	3,707.9	3,692.3
Total assets	$4,219.9	$4,294.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of debt	$39.7	$39.7
Other current liabilities	490.8	522.6
Total current liabilities	530.5	562.3
Long-term Liabilities:
Long-term debt, net of deferred loan fees	379.4	389.3
Deferred income taxes	674.8	669.3
Other long-term liabilities	261.4	273.0
Total long-term liabilities	1,315.6	1,331.6

Total shareholders’ equity	2,373.8	2,400.7
Total liabilities and shareholders’ equity	$4,219.9	$4,294.6

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
(In millions)	2024	2023
Cash Flows From Operating Activities:
Net income	$36.1	$34.0
Reconciling adjustments:
Depreciation and amortization	37.6	35.8
Amortization of operating lease right of use assets	33.9	39.6
Deferred income taxes	2.3	(1.4)
Share-based compensation expense	5.7	4.6
(Income) loss from SSAT	(0.4)	1.8
Distributions from SSAT	14.0	—
Other	(2.1)	(0.1)
Changes in assets and liabilities:
Accounts receivable, net	(23.7)	(14.5)
Deferred dry-docking payments	(5.2)	(2.4)
Deferred dry-docking amortization	6.8	6.2
Prepaid expenses and other assets	2.4	45.7
Accounts payable, accruals and other liabilities	(34.3)	(8.4)
Operating lease liabilities	(34.6)	(39.4)
Other long-term liabilities	(1.9)	(4.8)
Net cash provided by operating activities	36.6	96.7

Cash Flows From Investing Activities:
Capitalized vessel construction expenditures	(1.1)	(0.4)
Capital expenditures (excluding vessel construction expenditures)	(54.2)	(35.5)
Proceeds from disposal of property and equipment, net	2.3	0.3
Payment for intangible asset acquisition	—	(12.4)
Cash deposits and interest into the Capital Construction Fund, net	(6.0)	(105.5)
Net cash used in investing activities	(59.0)	(153.5)

Cash Flows From Financing Activities:
Repayments of debt	(10.1)	(40.8)
Dividends paid	(11.1)	(11.3)
Repurchase of Matson common stock	(47.3)	(40.0)
Tax withholding related to net share settlements of restricted stock units	(17.2)	(12.4)
Net cash used in financing activities	(85.7)	(104.5)

Net Decrease in Cash, Cash Equivalents and Restricted Cash	(108.1)	(161.3)
Cash and Cash Equivalents, and Restricted Cash, Beginning of the Period	136.3	253.7
Cash and Cash Equivalents, and Restricted Cash, End of the Period	$28.2	$92.4

Reconciliation of Cash, Cash Equivalents and Restricted Cash, End of the Period:
Cash and Cash Equivalents	$25.9	$88.5
Restricted Cash	2.3	3.9
Total Cash and Cash Equivalents, and Restricted Cash, End of the Period	$28.2	$92.4

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$0.5	$5.0
Income tax payments (refunds), net	$1.1	$(30.3)

Non-cash Information:
Capital expenditures included in accounts payable, accruals and other liabilities	$16.0	$5.1
Non-cash payment for intangible asset acquisition	$—	$4.1

MATSON, INC. AND SUBSIDIARIES

Net Income to EBITDA Reconciliations

(Unaudited)

		Three Months Ended
		March 31,			Last Twelve
(In millions)		2024	2023	Change	Months
Net Income		$36.1	$34.0	$2.1	$299.2
Subtract:	Interest income	(8.8)	(8.2)	(0.6)	(36.6)
Add:	Interest expense	2.2	4.5	(2.3)	9.9
Add:	Income taxes	9.2	10.2	(1.0)	74.9
Add:	Depreciation and amortization	37.3	35.0	2.3	144.5
Add:	Dry-dock amortization	6.8	6.2	0.6	25.9
EBITDA (1)		$82.8	$81.7	$1.1	$517.8

(1)	EBITDA is defined as earnings before interest, income taxes, depreciation and amortization (including deferred dry-docking amortization). EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.